SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                              Stake Technology Ltd.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    852559103
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     852559103               13G                   Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RBC Global Investment Managment Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,120,000
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   2,120,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,120,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     852559103               13G                   Page 3 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,120,000
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   2,120,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,120,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     852559103                13G                   Page 4 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,095,000
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   2,095,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,095,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     852559103                13G                   Page 2 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Mutual Funds Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,095,000
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   2,095,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,095,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:
          Stake Technology Ltd.

Item 1(b) Address of Issuer's Principal Executive Offices:

          Stake Technology Ltd.
          2838 Highway 7
          Norval, Ontario
          Canada LOP 1K0
          (905) 455-1990

Item 2(a) Name of Person Filing:

          1. RBC Global Investment Management Inc. ("RBC GIM")
          2. RT Investment Management Holdings Inc. ("RTIM")
          3. The Royal Trust Company ("RT")
          4. Royal Mutual Funds Inc. ("RMFI")

Item 2(b) Address of Principal Business Office or, if None, Residence:

          1. RBC Global Investment Management Inc.
             Royal Trust Tower
             77 King Street West, Suite 3800
             Toronto, Ontario M5K 1H1

          2. RT Investment Management Holdings Inc.
             Royal Trust Tower, P.O. Box 97
             77 King Street West, Suite 3900
             Toronto, Ontario M5K 1G8

          3. The Royal Trust Company
             Royal Trust Tower, P.O. Box 7500, Station A
             77 King Street West, 6th Floor
             Toronto, Ontario M5W 1P9

          4. Royal Mutual Funds Inc.
             Royal Trust Tower, P.O. Box 7500, Station A
             77 King Street West
             Toronto, Ontario M5W 1P9


Item 2(a) Citizenship:
          Canada

Item 2(d) Title of Class of Securities:
          Common Stock

Item 2(e) CUSIP Number:
          852559103

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. RBC Global Investment Management Inc. (formerly known as Royal Bank Investment Management Inc.)
           is Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        2. RT Investment Management Holdings Inc. is a
           Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Instutitional Investor.

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on
           Schedule 13G as a Qualified Instutitional
           Investor.

        4. Royal Mutual Funds Inc. is a Foreign Investment
           Adviser which received SEC no-action relief to file on
           Schedule 13G as a Qualified Instutitional
           Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

            1. RBC GIM  - 2,120,000

            2. RTIM  - 2,120,000

            3. RT  - 2,095,000

            4. RMFI - 2,095,000

         (b) Percent of class:

            1. RBC GIM  - 6.3%

            2. RTIM  - 6.3%

            3. RT  - 6.3%

            4. RMFI - 6.3%

         (c) Number of shares as to which such person has:

            (I) Sole power to vote or to direct the vote

                         N/A

            (ii) Shared power to vote or to direct the vote
                     1.  RBC GIM  - 2,120,000
                     2.  RTIM - 2,120,000
                     3.  RT - 2,095,000
                     4.  RMFI - 2,095,000

            (iii) Sole power to dispose or to direct the disposition of

                         N/A

            (iv) Shared power to dispose or to direct the disposition of
                     1.  RBC GIM  - 2,120,000
                     2.  RTIM - 2,120,000
                     3.  RT - 2,095,000
                     4.  RMFI - 2,095,000

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

1. RBC Global Investment Management Inc. ("RBC GIM") is a foreign investment advisor. Accounts managed on a discretionary basis by RBC GIM, a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. The Royal Canadian Growth Fund, an account managed by RBC GIM, owns more than five percent of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisers, including RBC Global Investment Management Inc. ("RBC GIM"). The Royal Canadian Growth Fund, an account managed by RBC GIM, owns more than five percent of the class.

3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal. The Royal Canadian Growth Fund, an account for which The Royal Trust Company serves as trustee, owns more than five percent of the class.

4. Royal Mutual Funds Inc., a wholly-owned subsidiary of Royal Bank of Canada, is the manager of accounts and has delegated its investment management duties to RBC Global Investment Management Inc. ("RBC GIM"). RBC GIM is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of securities in such accounts. The Royal Canadian Growth Fund, an account managed by RBC GIM, owns more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8.  Identification and Classification of Members of the Group.

      N/A

Item 9.  Notice of Dissolution of Group.

      N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2002
                              -----------------------------
                                        (Date)


                              /s/ Donald L.F. Cant
                              -----------------------------
                                       (Signature)


                              Donald L.F. Cant/V.P. Compliance
                              RBC Global Investment Management Inc.
                              -----------------------------
                                       (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 14, 2002
                              -----------------------------
                                        (Date)


                              /s/ M. George Lewis
                              -----------------------------
                                      (Signature)


                              M. George Lewis/Director
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2002
                              -----------------------------
                                         (Date)


                              /s/ Donald L.F. Cant
                              -----------------------------
                                       (Signature)


                              Donald L.F. Cant/
                              Authorized Signatory
                              The Royal Trust Company
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2002
                              -----------------------------
                                        (Date)


                              /s/ Rudy Sankovic
                              -----------------------------
                                       (Signature)


                              Rudy Sankovic/V.P.
                              Risk Management
                              & Compliance,
                              Royal Mutual Funds Inc.
                              -----------------------------
                                       (Name/Title)